Exhibit 10.4

 NOTE PAYABLE FOR COLORADO

Life Marketing, Inc. (the "Borrower") and Rodosevich Investments, LLC. (the "Lender") hereby enter into and execute this agreement (the "Agreement" or "Promissory Note") as of July 18, 2016.

1.	PARTIES
a.	Borrower
i.	Life Marketing, Inc. is located at 8100 E. Union Ave., Denver, Colorado 80237.
b.	Lender
i.	Rodosevich Investment, LLC. is located at 8100 East Union Ave. STE. 1809, Denver, Colorado 80237.
2.	PROMISE TO PAY. FOR VALUE RECEIVED, Borrower promises to pay Lender a total principal amount of $26,400.00 USD in return for receiving the following from Lender: A loan in the amount of $26,400 to cover public company expenses.
3.	INTEREST. No interest shall be due or payable under the terms of this Agreement.
4.	PAYMENT TERMS - LUMP SUM. Any payment received will be applied first to outstanding late fees, if any, next to interest, if any, and thereafter to the unpaid principal balance of the loan. Payments will be made according to the following terms:
a.	Due Date. All outstanding monies owed hereunder will be paid in one lump sum that is due on December 31, 2019 (the "Due Date").
b.	Late Payment. Payment will be considered late if not paid by the close of business on the Due Date. Borrower's failure to make full payment on this Promissory Note on or before the Due Date for whatever reason will be considered an event of default under this Agreement. A late fee of $0.00 will apply to each late payment.
c.	Unpaid Principal Balance. Any unpaid portion of the principal balance still outstanding after the Due Date will accrue at an interest rate of 1.00% per annum. In no event will interest exceed the maximum amount permitted by law.
1

5.	METHOD OF PAYMENT. Acceptable methods of payment are as follows: Certified Funds, Company Shares or Company Warrants.

6.	PAYMENT AND NOTICE ADDRESSES. All payments must be delivered to Lender's address stated above or any place or in any other manner as may be designated from time to time in writing by Lender. Notices will be in writing and delivered in person, sent by facsimile, or sent by reputable overnight delivery service to each party's respective address stated above or to any place or in any other manner as may be designated from time to time in writing by the parties.
7.	PREPAYMENT. Borrower may prepay this Promissory Note in full or in part at any time without incurring a premium or penalty. All prepayments will be applied first to outstanding late fees, if any, next to interest, if any, and thereafter to the unpaid principal balance of the loan.
8.	COLLATERAL. This is an unsecured agreement.
9.	NONRECOURSE. THIS PROMISSORY NOTE IS NONRECOURSE, AND LENDER MAY NOT SEEK RECOURSE TO ANY PERSONAL ASSETS OF BORROWER. The personal assets are not subject to the payment of this debt.
10.	DEFAULT AND ACCELERATION. Should Borrower default under or otherwise breach this Promissory Note and not cure said default or breach on or before 90 days after Lender gives Borrower written notice thereof by personal delivery or certified mailing, all principal balance remaining unpaid and interest accruing thereon will, at the option of Lender, become immediately due and payable to Lender. The date of notice will be the date of delivery or the date of mailing. No delay or failure in giving notice of said default or breach will constitute a waiver of the right of Lender to exercise said right in the event of a subsequent or continuing default or breach. In addition to the events of default specified herein, the following events, without limitation, will constitute a default: Borrower's filing any voluntary or involuntary petition for relief under the United States Bankruptcy Code, the death or dissolution of either party, and/or failure to pay monies owed in full on or before the Due Date.
11.	ATTORNEY FEES AND COURT COSTS. In the event of such default or breach, Borrower promises to pay Lender all collection and/or litigation costs incurred, including reasonable attorney fees and court costs, whether or not a judgment or a lawsuit is filed.
12.	SUCCESSORS AND ASSIGNS. Lender may transfer this Agreement to another holder without notice to Borrower; however, Borrower will not be liable to any assignee for any amounts greater than it would otherwise be liable for under this Agreement. Borrower agrees to remain bound under the terms of this Agreement to any subsequent holder of this Agreement. Borrower covenants and warrants not to assign its rights or obligations under this Agreement without Lender's prior written consent. Each Borrower and cosigner identified in this Agreement will be jointly and severally liable for the repayment of the debt described herein, and the terms of this Agreement will be equally binding upon and will inure to the benefit of the Parties and their heirs, executors, administrators, successors, and permitted assigns.

2

13.	GENERAL PROVISIONS
a.	Governing Law. The parties agree that the laws of the State of Colorado will govern this Agreement without regard to its conflict-of-law provisions. Any claims or disputes concerning this Promissory Note will, at the sole election of Lender, be adjudicated in Denver County.
b.	Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes any and all other prior and contemporaneous agreements and understandings, both written and oral, between the parties.
c.	Amendment. No amendment, modification, termination, or waiver of any provision of this Promissory Note will be effective unless it is in writing and signed by both Borrower and Lender.
d.	Time of Essence. Time is of the essence concerning all provisions contained in this Agreement.
e.	Waivers. Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and protest, and all other demands and notices, in connection with the delivery, acceptance, performance, or other enforcement of this Promissory Note.
f.	No Implied Waiver; Cumulative Remedies. Lender's failure to exercise any right or remedy provided in this Promissory Note will not be construed as a waiver of any future exercise of that right or exercise of any other right or remedy to which Lender may be entitled. No delay or omission on the part of Lender in exercising any right hereunder will operate as a waiver of any other right under this Promissory Note. No right conferred upon Lender by this Agreement will be exclusive of any other right referred to herein or now or hereafter available at law, in equity, by statute or otherwise, and all remedies will be cumulative and not in the alternative.
g.	Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid, or unenforceable, then that provision will be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and the legality, validity, and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby.
h.	Headings. The headings used in this Promissory Note are provided for convenience only and will not be used in construing the meaning or intent of the corresponding provisions.
i.	Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile transmission or by e-mail delivery, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute the same agreement. No counterpart shall be effective until each Party has executed at least one counterpart.

3

IN WITNESS WHEREOF, the parties have executed this Promissory Note on September 01, 2016.

Borrower

Life Marketing, Inc.: /s/ Ken Tapp	Date: July 18, 2016
Ken Shawn Tapp, Chief Executive Officer, and Duly Authorized

Lender

Like RE: /s/ Andrew Rodosevich	Date: July 18, 2016
Andrew Rodosevich, Director of Rodosevich Investments, LLC, and Duly Authorized

4